Exhibit 99.1

Hawthorn Bancshares Announces Results of 2022 Annual Meeting
Jefferson City, MO. — June 9, 2022 — The Board of Directors of Hawthorn Bancshares, Inc. of Jefferson City, MO (NASDAQ: HWBK) announced that at the Company’s June 7, 2022 Annual Meeting of Shareholders, Kevin L. Riley and David T. Turner were re-elected as Class III directors to serve three-year terms expiring 2025.
Mr. Riley has served as director since 1995 and was co-owner of Riley Chevrolet, Buick, GMC, Cadillac and Riley Toyota, Inc., each a Jefferson City, Missouri automobile dealership, having recently retired. Mr. Turner has served as director since 1997 and is Chairman, Chief Executive Officer and President of the Company.
Other members of the 7-member Board include Kathleen L. Bruegenhemke, Frank E. Burkhead, Philip D. Freeman, Jonathan D. Holtaway and Gus S. Wetzel, III. The Company’s advisory directorate is composed of Charles G. Dudenhoeffer and Dr. Gus S. Wetzel, II.
Shareholders approved ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and the shareholder advisory vote on executive pay.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:     Stephen E. Guthrie
        Chief Financial Officer
        TEL: 573.761.6100 FAX: 573.761.6272
        www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.